CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of Cognizant Technology Solutions Corporation, which is incorporated by reference in Cognizant Technology Solutions Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 6, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York

August 30, 2001